Exhibit 5.2

[LETTERHEAD OF LOWENSTEIN]

November 7, 2008

National Fuel Gas Company
6363 Main Street
Williamsville, New York 14221

Ladies and Gentlemen:

     We have acted as special New Jersey counsel to National Fuel Gas Company, a New Jersey corporation (the “Company”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $300,000,000 aggregate principal amount of the Company’s 6.50% Notes due 2018 (the “New Notes”), in connection with an offer by the Company to issue the New Notes in exchange for the corresponding series of its 6.50% Notes due 2018 that are currently outstanding (the “Old Notes”), as described in the Registration Statement. The New Notes are to be issued pursuant to an Indenture dated as of October 1, 1999, between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”), as amended and supplemented to the date hereof (the “Indenture”).

     For purposes of rendering this opinion, we have examined and, with your consent, have relied without independent investigation or verification upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the genuineness of signatures, and the legal capacity of signatories. In rendering our opinion, we have assumed, with your consent, and our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above.

     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1.

The Company is a corporation duly incorporated and validly existing under the laws of the State of New Jersey, with corporate power and authority to own its properties and conduct its business as described in the Registration Statement.

2.	The Indenture has been duly authorized, executed and delivered by the Company.

3.	The New Notes have been duly authorized by all necessary corporate action on

National Fuel Gas Company
November 7, 2008

the part of the Company and, when executed by the Company, properly authenticated and delivered by the Trustee pursuant to the Indenture and exchanged for Old Notes in accordance with the Indenture, the exchange offer and in compliance with the Securities Act and the Trust Indenture Act of 1939, as amended, and action of the Securities and Exchange Commission permitting the Registration Statement to become effective, the New Notes will be duly issued and will be valid and binding obligations of the Company.

     Our opinions as contained herein are subject to and qualified and limited by the following: (a) We express no opinion as to (i) the effect of any bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium, preference or similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution, (iii) the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, or (iv) the power of the courts to award damages in lieu of equitable remedies, and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law.

     None of our opinions cover or otherwise address any of the following laws, statutes or regulations or legal issues: (i) laws, statutes and regulations that prohibit or limit the validity or enforceability of obligations based on attributes of the party seeking enforcement; (ii) usury law, statutes and regulations; (iii) laws, statutes and regulations providing for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (iv) laws, statutes and regulations limiting the availability under certain circumstances where another remedy has been elected; (v) laws, statutes and regulations limiting the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct; (vi) laws, statutes and regulations that may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; or (vii) laws, statutes and regulations may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration.

     We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in any of the Old Notes or the New Notes and their governing documents.

     (b) To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee under the Indenture has been duly organized, is validly existing and is in good standing under the

National Fuel Gas Company
November 7, 2008

laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     The foregoing opinions are limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of New Jersey. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue sky laws of any state, including the State of New Jersey. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of New Jersey as presently in effect. Dewey & LeBoeuf LLP may rely on our opinions set forth above in connection with the opinion to be delivered by them in connection with the Registration Statement.

We hereby consent:

1.	To being named in the Registration Statement and in any amendments thereto as New Jersey counsel for the Company;

2.	To the statements with reference to our firm made in the Registration Statement; and

3.	To the filing of this opinion as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER PC

LOWENSTEIN SANDLER PC